EXHIBIT 5.1

CHARMING WOW INC.

Registered Company No. 15646371

(Company)

Consent to act as Director

To: The Company

I consent to act as an Director of the Company subject to, and with the benefit of the provisions of, its articles of association.

I certify that I have attained the age of 18 years.

I am not disqualified by the memorandum and articles of association of the Company or any law from acting as an Director of the Company.

Full Name: Chang Xiaoxia

Former names/aliases: N/A

Nationality: China

Date of birth: November 26, 1987

Email address: Changxiaoxia0815@126.com

Residential address: Room 501, Unit 2, Building 3, Hongshulin Community, No. 128 Fenghuang Road, Jiyang District, Sanya City, Hainan Province, China

Name:	/s/ Chang Xiaoxia
Date:	2025.01.03